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                                                                    EXHIBIT 23.5

                                    CONSENT

     I hereby consent to being included as a director-nominee to the Doubletree Corporation ("Doubletree") Board of Directors in (i) those certain Doubletree Registration Statements on Form S-3 and Form S-4 and any and all amendments or post-effective amendments to such Registration Statements, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (ii) the Red Lion Hotels, Inc. ("Red Lion") Proxy Statement related to the Red Lion Special Meeting of Stockholders and any and all amendments thereto.

                                          /s/  MICHAEL W. MICHELSON

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                                          Michael W. Michelson